Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in this Registration Statement (Form S-8 to be filed on July 16, 2008) of Inverness Medical Innovations, Inc. pertaining to the Inverness Medical Innovations, Inc. 2001 Employee Stock Purchase Plan, of our report dated February 23, 2007, with respect to the consolidated financial statements of Biosite Incorporated, originally included in its Annual Report (Form 10-K) for the year ended December 31, 2006, then incorporated by reference in the Current Report on Form 8-K of Inverness Medical Innovations, Inc., dated June 26, 2007, filed with the Securities and Exchange Commission on July 2, 2007, as amended on July 20, 2007.
/s/ Ernst & Young LLP
San Diego, California
July 10, 2008